Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 25, 2007 with respect to the consolidated financial statements of Dakota Growers Pasta Company, Inc. (a North Dakota corporation) for the year ended July 31, 2007 in this Form 10-K (file number 000-50111).

/s/ Eide Bailly LLP

Minneapolis, Minnesota
October 25, 2007